Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

FOR IMMEDIATE RELEASE:
February 9, 2016

SEARS HOLDINGS PROVIDES FOURTH QUARTER
FINANCIAL UPDATE

HOFFMAN ESTATES, IL - Sears Holdings Corporation ("Holdings," "we," "us," "our," or the "Company") (NASDAQ: SHLD) today is providing an update on our fourth quarter performance, financial position and actions intended to enhance our liquidity and business operations.
Estimated Fourth Quarter Performance
We entered the holiday selling season with key product offerings and promotions intended to build engagement with our members and provide them with the best experience possible. The holiday selling season proved to be challenging, with historically warm weather and intense competition pressuring margins and driving comparable store sales declines, particularly in our apparel and related softlines businesses.
We expect total revenues of $7.3 billion and $25.1 billion for the fourth quarter and full-year of 2015, respectively. We expect that our fourth quarter Adjusted EBITDA, excluding Seritage and joint venture rents, will range between $(100) million and $(50) million, compared to Adjusted EBITDA of $125 million in the fourth quarter of 2014. We have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net loss attributable to Holdings' shareholders below.
Comparable store sales for fourth quarter and full year 2015 for our Kmart and Sears Domestic stores were as follows:

	Q4	Full Year
Kmart	-7.2%	-7.3%
Sears Domestic	-6.9%	-11.1%
Total	-7.1%	-9.2%

Our fourth quarter comparable store sales showed an improvement from the trend in the first three quarters, and January 2016 was our best monthly comparable store sales performance of the year (-4.5%).
The operating performance of our apparel business has a substantial impact on our overall profitability, and, in 2016 and future periods, we intend to improve the performance of our apparel business through changes to our sourcing, product assortment, space allocation, pricing and inventory management practices.
Financial Position and Focus on Operating Performance
Based on this performance, we are taking further actions to accelerate our transformation, which is focused on our Shop Your Way membership program and our Integrated Retail offerings. We will accelerate the closing of unprofitable stores, including, but not limited to, roughly 50 stores that we recently announced would be closing in the next few months. We also intend to continue to evaluate and optimize our cost structure, including optimizing store-level marketing expenditures and overall staffing levels, and we will be taking action to reduce our fixed costs, and to improve our inventory management and gross margin realization.

We expect to report year-over-year expense reductions of between $135 million and $155 million for the fourth quarter of 2015, and for the full year, we expect expenses will decline by between $765 million and $790 million versus the prior year. Looking toward 2016, we plan to take actions that will further reduce our costs by between $550 million and $650 million, depending on the overall volume of sales.

We have significantly reduced our net debt (including unfunded pension and postretirement benefit obligations) by approximately $1.0 billion compared to year-end 2014. The sale of 266 properties to Seritage raised significant cash for Sears Holdings, which we used to reduce our debt, fund our pension plan and to absorb operating losses. While we do have lease obligations associated with the sale-leaseback transaction with Seritage, we expect the nature of the leases will lead to substantially reduced lease expense over the next few years. We expect that our rent obligations will decrease significantly as space in these stores is recaptured as permitted under the terms of the leases. We separate the reporting of the Seritage rent expense to allow investors and other stakeholders to better understand these costs and to allow them to track how the rents decline over time.
In addition to the expense actions and store closing actions referred to above, we will be targeting at least $300 million of other asset sales during the first half of fiscal year 2016. We have a significant asset base, including a variety of businesses and a vast real estate portfolio. The specific assets involved, the timing of the sales, and the overall amount will depend on a variety of factors, including market conditions, interest in specific assets, valuations of those assets and our underlying operating performance. As previously disclosed, we are also considering options for our Sears Auto Center business which could include the sale of the business in whole or in part.
Finally, we will continue to consider our overall capital structure and our liquidity position with a goal of creating long-term value and funding our transformation. This may include near-term actions to bolster liquidity given the flexibility we have to raise up to $1.0 billion under the accordion feature in our credit facility, up to $500 million of FILO capacity and up to $2.0 billion of 2nd lien capacity, all depending on the applicable and available borrowing base as defined in our credit agreement. Actions may also include borrowings under our $750 million short-term basket as permitted under the credit agreement and may include real estate backed financings to secure either short-term or long-term borrowings. See annex 1 for a summary of our current net debt position and borrowing availability.
Our intention is not to borrow money to fund continued operating losses, but instead to provide us flexibility as we transition from a traditional network based model to a more asset light member-centric integrated retailer leveraging our Shop Your Way program. As part of this transformation, we intend to optimize the value of our assets and to take actions that will generate positive Adjusted EBITDA in the near future. Generating positive Adjusted EBITDA is our most important focus during 2016. This may require us to take additional actions over-and-above those described above.
Indefinite-lived Trade Name Impairment
In addition, the Company is performing its annual testing of goodwill and indefinite-lived intangible assets. In the Company’s quarterly reports on Form 10-Q filed in 2015, the Company disclosed that if results continued to decline, it could result in revisions in our estimates of the fair value of the Company's trade names and may result in future impairment charges. As a result of continued declines in revenue experienced in the fourth quarter, and based on the preliminary results of our annual trade name impairment review, which includes the impact of store closures, the Company anticipates an estimated impairment related to the Sears trade name of between $150 million and $200 million. The non-cash accounting charge will not impact the Company’s liquidity, cash flows or compliance with debt covenants.
Fourth Quarter Earnings Release
The Company currently plans to release financial results and/or post materials to http://searsholdings.com/invest for its fiscal 2015 fourth quarter and full year on or about February 25, 2016, before the market opens.

Adjusted EBITDA Reconciliation
In addition to our net loss attributable to Sears Holdings' shareholders determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and Adjusted EBITDA excluding Seritage/JV Rent, which are non-GAAP measures. The table set forth below provides a reconciliation of as-adjusted amounts to net loss from continuing operations, the most directly comparable GAAP financial measure. Adjusted EBITDA, excluding Seritage/JV rent, reflects the impact of the additional rent expense and assigned sub-tenant rental income as a result of the Seritage and JV transactions. The terms of our leases with Seritage and the JVs provide us with the ability to accelerate the transformation of our physical stores. We expect that our cash rent obligations will decrease significantly as space in these stores is recaptured. We believe that our use of Adjusted EBITDA and Adjusted EBITDA excluding Seritage/JV Rent provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items, which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that investors, solely use adjusted amounts to assess our financial performance.

millions	Q4 Range

• Expected net loss attributable to Holdings' shareholders	$(625)	$(525)
• Plus domestic pension expense(1) and expenses not included in Adjusted EBITDA	345	305
• Plus income statement line items not included in EBITDA consisting of income taxes, interest expense, interest and investment loss, depreciation and amortization expense and gain on sales of assets	125	115
Adjusted EBITDA	(155)	(105)
Seritage/JV Rent	55	55
Adjusted EBITDA excluding Seritage/JV Rent	$(100)	$(50)

(1)
The annual pension expense included in our statement of operations related to our legacy domestic pension plans is comprised of interest cost, expected return on plan assets and amortization of experience losses. Gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension obligations on an annual basis or, upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business and that do not have an immediate, corresponding impact on the benefits provided to eligible retirees. This adjustment eliminates the entire pension expense from the statement of operations to improve comparability.

Forward-Looking Statements
This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity, our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic transactions, and other statements that describe the Company's plans. Whenever used, words such as "will," "expect," and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company's control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law. Results presented herein are unaudited. The unaudited and estimated financial results for the fourth quarter of 2015 contained in this press release reflect a number of complex and subjective judgments and estimates about the appropriateness of certain reported amounts and disclosures. Our financial statements for the 2015 fiscal year are not finalized. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about the results of operations described herein and the results of operations described in our subsequent annual report. You should consider this possibility in reviewing the financial information for the period described above.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com

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ANNEX 1

As of January 30, 2016, we expect to have total cash and revolver availability of approximately $550 million, comprised of approximately $238 million in cash plus availability under our domestic credit facility of $316 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility. In addition, we have $750 million of uncommitted capacity under our short-term borrowing basket as part of our revolving credit facility. Usage at the end of the fourth quarter under our $3.275 billion domestic credit facility is expected to be approximately $1.4 billion, consisting of borrowings of approximately $797 million and letters of credit outstanding of approximately $652 million, versus usage at the end of the prior year fourth quarter of approximately $880 million, consisting of borrowings of approximately $213 million and letters of credit outstanding of approximately $667 million.
Our expected GAAP consolidated net debt position and unfunded pension and postretirement benefits balances at the end of fourth quarter of 2015 and 2014 were as follows (amounts for fiscal 2015 are preliminary and subject to change):

millions	January 30, 2016	January 31, 2015

Unsecured Commercial Paper	$—	$2
Secured Borrowings	797	213
Secured Short-term Loan	—	400
Total Short-term Borrowings	797	615
Less: Cash	(238)	(250)
Net Short-term Borrowings	559	365
Total Long-term Debt (including capital lease obligations)	2,190	3,185
Total Net Debt	2,749	3,550
Unfunded Pension and Postretirement Benefits	2,217	2,414